EXHIBIT 10.65











                                                 July 15, 1997



Mr. Patrick J. O'Dea
c/o Mother's Cake & Cookie Co.
810 81st Avenue
Oakland, California  94621

Dear Pat:


     We are pleased to inform you that you are eligible to participate in a deferred bonus plan that has been adopted by Mother's Cake & Cookie Co. (the "Company"). Under this plan, you will receive bonus payments in consideration for your continued employment by the Company, Specialty Foods Corporation ("SFC") or any affiliate or subsidiary of the Company or SFC (collectively, the "SFC Companies"). The terms and conditions of this bonus are set forth below:

     1.   Deferred Bonus Payment.

          (a) Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Deferred Bonus") in an amount equal to the sum of:

               (i)  The aggregate gross amount of cash
                    payments which you have already received from the SFC Companies for annual bonus payments covering the fiscal years 1994 through 1996 (the "Retroactive Bonus"). You and the Company agree that the amount of the Retroactive Bonus which you have received equals $207,985.00 and consists of the payments set forth on Exhibit A hereto; and

               (ii) The aggregate gross amount of cash
                    payments which you receive from the SFC
                    Companies for annual bonus payments
                    covering the fiscal years 1997 and 1998
                    (the "Future Bonus").  The amount of the
                    Future Bonus shall be reasonably
                    determined by the Company in a manner
                    consistent with the calculation of the
                    Retroactive Bonus (as set forth herein).
                    In no event shall any payments made to
                    you (x) for base salary, (y) under the
                    Long Term Incentive Compensation Plan of any of the SFC Companies dated July 1997 (including, without limitation, the Supplemental Long-Term Incentive Plan of the Company dated July, 1997) (the "LTI Plans"), or (z) under the Divestiture Award Bonus Plan dated July 1997 be included in calculating the amount of the Deferred Bonus.

          (b)  The Deferred Bonus shall be paid as follows:

               (i) Forty percent (40%) of such amount shall be paid on the earlier of (x) the date occurring ninety (90) days after a Change in Control of the Company (as defined in the LTI Plans), and (y) March 31, 1999 (the "First Payment"); and

               (ii) The remaining sixty percent (60%) of such
                    amount shall be paid on the earlier of (x) the date occurring ninety (90) days after a Change in Control of the Company (as defined in the LTI Plans), and (y) March 31, 2000 (the "Second Payment").

     2. Conditions. The payment of all or any part of the Deferred Bonus potentially payable to you hereunder is expressly conditioned upon the satisfaction of the following conditions:

          (a) To earn the right to receive the First Payment, you must remain employed by the Company through January 15, 1999, unless (i) your continued employment with the Company terminates prior to such date as a result of a Termination without Cause or a Voluntary Termination with Good Reason (as each such term is defined in your Employment Agreement dated July 15, 1997), or
(ii) a Change of Control occurs prior to such date.

          (b) To earn the right to receive the Second Payment, you must remain employed by the Company through January 15, 2000, unless (i) your continued employment with the Company terminates prior to such date as a result of a Termination without Cause or a Voluntary Termination with Good Reason, or (ii) a Change of Control occurs prior to such date.

     3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company or its successor.

     4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. Neither the Company, SFC or any of their subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

     5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

     6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

     7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Mother's Cake & Cookie Co., 810 81st Avenue, Oakland, California 94621, Attention: Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

     8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     9. Effect of Agreement. This Agreement shall have a term expiring on June 30, 2000, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date.

     10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

     If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.

                                   Very truly yours,

                                   MOTHER'S CAKE & COOKIE CO.


                                   By:  /s/ Lawrence S. Benjamin
                                        ------------------------
                                   Name:     Lawrence S. Benjamin
                                   Title:    Vice President


Agreed to this 15th day of July, 1997


/s/ Patrick J. O'Dea
--------------------
Name:    Patrick J. O'Dea
Address: